UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2006, UIL Holdings Corporation (“UIL”) and its wholly owned subsidiary, Xcelecom, Inc. (“Xcelecom”), entered into an agreement to sell all of the outstanding membership units of McPhee Electric Ltd., LLC and outstanding shares of stock of JBL Electric, Inc. and JE Richards, Incorporated to Phalcon, Ltd. UIL received $1.85 million in cash at closing together with promissory notes in an aggregate amount of $7 million, of which $2 million is payable in December 2009 and $5 million is payable in December 2010. UIL also has a right to receive amounts recovered in respect of (1) certain accounts receivable with a face amount of approximately $5.7 million and (2) certain outstanding project claims with a face amount of approximately $5.4 million. Subject to December financial results of operations, after transaction costs and income taxes, UIL expects to recognize a loss on sale of approximately $12.1 million.

Also, on December 29, 2006, UIL and Xcelecom entered into an agreement to sell all of the outstanding shares of stock of Allan/Brite-Way Electrical Contractors, Inc. (“ABW”) to SAIDS LLC (the “Buyer”) for $250,000. The agreement requires the Buyer and ABW to perform all obligations associated with certain outstanding projects for consideration payable to the Buyer in an amount equal to $3.3 million, scheduled to be paid in full by October 2007. UIL also paid the Buyer approximately $4.8 million to fund accounts payable and other liabilities existing on the effective date of the closing (December 31, 2006). In addition, UIL established a $12.6 million imprest account for which amounts will be available to complete certain outstanding projects as well as for the collection of receipts on certain outstanding projects. The agreement contains certain minimum balance requirements for the imprest account, which account balance will be reduced throughout the year as outstanding projects are performed and completed. If all outstanding projects are completed at an aggregate cost of less than the amount anticipated in the agreement, UIL will receive the first $4 million of such savings and any additional savings will be shared at a rate of 50% to UIL and 50% to the Buyer. UIL also has the right to receive proceeds in respect of certain outstanding project claims with a face amount of approximately $5.7 million, subject in all cases to final resolution for such amounts. UIL will receive all proceeds collected with respect to such claims until those proceeds, plus any cost savings on outstanding projects (as described above) totals $4 million, and any additional proceeds will be shared at a rate of 50% to UIL and 50% to the Buyer. Finally, the Buyer is obligated to pursue all outstanding accounts receivable existing on the effective date of the closing (December 31, 2006), which have a face amount of approximately $15.6 million, on behalf of and for the benefit of UIL. Subject to December financial results of operations, after transaction costs and income taxes, UIL expects to recognize a loss on sale of approximately $0.7 million.

These transactions are expected to result in a combined net loss of approximately $12.8 million, of which $6.8 million was previously recognized in the third quarter impairment charge.

Item 8.01 Other Events

(a) Xcelecom had a revolving credit facility with Bank of America that extended to the earlier of June 2007 or the date on which UIL’s divestiture of Xcelecom is substantially complete. In connection with the aforementioned sales, the divestiture of Xcelecom is substantially complete (as defined by the credit agreement between Xcelecom and Bank of America) and the revolving credit agreement has been terminated.

(b) On January 5, 2007, UIL issued a press release that announces the divestiture of Xcelecom’s electrical contracting companies and revised 2006 earnings guidance for discontinued operations.

Within the earnings guidance, presentations showing a comparison of UIL Holdings’ earnings per share (EPS) for 2006 are provided. UIL Holdings believes EPS information is useful for components of the business, however are not generally accepted accounting principles (Non GAAP). The amounts presented show the EPS from continuing operations for each of UIL Holdings’ lines of business, calculated by dividing the income from continuing operations of each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented. The earnings per share tables presented in “Continuing Operations”, “Divested Business in Continuing Operations” and “Discontinued Operations” for 2006 as presented are calculated on the same basis and reconcile to the amounts presented as “Total UIL Holdings”. The total earnings per share from continuing operations and discontinued operations in the table are presented on a GAAP basis. A copy of the Registrant's press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits - The following exhibit is filed as part of this report:

99	Press release, dated January 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 01/5/07	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit	Description

99	Press Release dated January 5, 2007